Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-166511, 333-218976, 333-189730 and 333-289580) of Primis Financial Corp. of our report dated October 15, 2024, with respect to the consolidated financial statements of Primis Financial Corp. for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Tysons, Virginia

March 16, 2026